Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2012 with respect to the financial statements, schedule and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Computer Programs and Systems, Inc., which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

May 11, 2012